Exhibit 10.1

NOTE: CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT AND REPLACED BY "[*]". A COMPLETE COPY OF THIS DOCUMENT INCLUDING THE CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FOURTH AMENDMENT

TO

DEVELOPMENT AND LICENSE AGREEMENT

          THIS FOURTH AMENDMENT (the “Fourth Amendment”) to the DEVELOPMENT AND LICENSE AGREEMENT by and between NPS Pharmaceuticals, Inc. (“NPS”) and Amgen Inc. (“Amgen”) is dated as of August 10, 2011.  NPS and Amgen are referred to in this Fourth Amendment individually as a “Party” and collectively as the “Parties”.  Additionally, Royalty Sub (as defined below) hereby acknowledges and agrees to the provisions contained in this Fourth Amendment.  Certain terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Agreement (as defined below).

RECITALS

          WHEREAS, NPS and Amgen have previously entered into a Development and License Agreement effective as of December 27, 1995, as amended by that certain First Amendment to Development and License Agreement and that certain Second Amendment to Development and License Agreement, each effective as of November 19, 2004, and that certain Third Amendment to Development and License Agreement, effective as of March 4, 2008 (collectively, the “Agreement”);

          WHEREAS, NPS sold, among other things, all of its rights, title, and interests in, to and under the Agreement to receive payments from Amgen, to receive statements under Section 7.6(A) of the Agreement from Amgen and to appoint, and receive reports from, an independent certified public accountant under Section 7.6(C) of the Agreement, to Cinacalcet Royalty Sub LLC (“Royalty Sub”);

          WHEREAS, Amgen desires to pay a certain amount as an advance against future Royalty payments;

          WHEREAS, Royalty Sub, and indirectly NPS, desire to receive such advance payment against future Royalty payments; and

          WHEREAS, NPS and Amgen now desire to amend certain provisions of the Agreement as provided for herein, such amendments to take effect subject to, and upon, the redemption in full of the Class B Notes issued by Royalty Sub under that certain Indenture dated as December 22, 2004, as amended (the “Indenture”) and delivery by NPS to Amgen of confirmation thereof from the trustee under the Indenture (the “Redemption Date”).

          NOW THEREFORE, in consideration of the mutual covenants contained in this Fourth Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT

Section 1.01  Section 7.6(A) of the Agreement is hereby amended by inserting the following at the end of the last sentence therein:

“Notwithstanding the first sentence of this Section 7.6(A) above, until the Advance Recovery Date, Amgen shall not be obligated to pay any Royalties to either NPS or Royalty Sub and instead shall withhold such Royalties and credit them first (i) against the Discount Amount and then (ii) against the Unrecaptured Advance.  From and after the Advance Recovery Date, the payment of Royalties in accordance with Section 7.6 shall resume, including the payment of any Royalties that are in excess of the amount needed to satisfy clauses (i) and (ii) above.  Except as expressly set forth in the following sentence, the Unrecaptured Advance and Discount Amount shall be satisfied solely by the withholding of Royalties and neither NPS nor Royalty Sub shall have any obligation to make any payment in respect thereof.  If an Event of Default occurs, then Amgen shall have the option to have NPS repay all or a portion of any remaining Unrecaptured Advance (such repayment to be made within [*] days after Amgen’s delivery of its request for repayment), provided, however, that [*].”

“The Discount shall accrue on the Unrecaptured Advance from the Advance Date and shall be computed for each Discount Period on a calendar quarter basis.”

“For purposes of this Section 7.6(A), the following terms have the meanings set forth below:

“Advance Date” means the date that the Royalty Advance is paid to Royalty Sub, via release of such amount from that certain escrow account established by the Parties concurrently with the execution of the Fourth Amendment to the Agreement.  The Parties shall provide joint written confirmation to each other of the occurrence of the Advance Date.

“Advance Recovery Date” means the Payment Date on which an amount equal to the Unrecaptured Advance plus the then due Discount Amount shall have been withheld by Amgen from the Royalties.

“Discount” means 9% per annum on the Unrecaptured Advance compounded quarterly for each Discount Period.

“Discount Amount” means, on any Payment Date, the amount of accrued and unpaid Discount.

“Discount Period” means the period beginning on (and including) the Advance Date and ending on (but excluding) the first Payment Date thereafter and each successive period beginning on (and including) a Payment Date and ending on (but excluding) the next succeeding Payment Date.

“Event of Default” means an event whereby Amgen’s and/or its sublicensees’ obligations to pay Royalties to NPS or Royalty Sub under the Agreement cease with respect to Net Sales in [*] pursuant to Section 14.2(c) (Default by NPS).

“Payment Date” means the date forty-five (45) days after the close of each calendar quarter during the term of the Agreement.

“Royalty Advance” means the payment by Amgen of $145,000,000 to Royalty Sub as an advance against future Royalties.

“Unrecaptured Advance” means the amount of the Royalty Advance that has not been recaptured by Amgen through the withholding of Royalties as of any Payment Date (it being understood that in no event shall the application of Royalties payable by Amgen towards the Discount hereunder reduce or otherwise be deemed as a recapture of the Unrecaptured Advance).”

ARTICLE II

MISCELLANEOUS

Section 2.01  Ratification of Agreement; Fourth Amendment Part of Agreement.  Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Fourth Amendment shall form a part of the Agreement for all purposes, and shall be read and construed together with the Agreement.

Section 2.02  Severability.  In the event that any provision of this Fourth Amendment or the application thereof to any Party hereto or to any circumstance or in any jurisdiction governing this Fourth Amendment shall, to any extent, be invalid or unenforceable under any applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent that it is invalid or unenforceable and the remainder of this Fourth Amendment, and the application of any such invalid or unenforceable provision to the Parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall the same affect the validity or enforceability of this Fourth Amendment.

Section 2.03  Governing Law.  THIS FOURTH AMENDMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 2.04  Counterparts.  This Fourth Amendment may be executed in one or more counterparts by the Parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

Section 2.05  Headings, Etc.  The headings of the Articles and Sections of this Fourth Amendment have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.06  Amendment.  No amendment, modification or supplement of any provision of this Fourth Amendment shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

Section 2.07  Authority.   Each Party represents and warrants to the other Party that it has all rights and authority to enter into this Fourth Amendment, and that the terms hereof are not inconsistent with other contractual obligations (express or implied) which it may have.

Section 2.08  Expenses; Survival.  Except as otherwise agreed by the Parties, each Party will bear its own costs, expenses and fees incurred in connection with the transactions contemplated by this Fourth Amendment, provided that, NPS shall indemnify, defend and hold harmless Amgen from any and all losses, damages, liabilities or expenses (including attorney fees and expenses of litigation) resulting from any third party claims brought in connection with the Indenture or that certain Escrow Agreement entered into by the Parties concurrently herewith, except such claims which arise from Amgen’s willful misconduct or negligence.  Notwithstanding Section 2.09 below, this Section 2.08 will be effective on execution of this Fourth Amendment and will survive any expiration hereof.

Section 2.09  Effectiveness.  The Agreement is hereby amended, subject to, and effective upon (i) occurrence of the Redemption Date, and (ii) there being no order, judgment, decree or writ from an authorized judicial or administrative body that is in effect and restrains, enjoins or otherwise prohibits consummation of the optional redemption of the Notes under the Indenture, with each of the foregoing being conditions subsequent to this Fourth Amendment.  For the avoidance of doubt, in the event that the Redemption Date has not occurred by [*], 2011, this Fourth Amendment shall automatically expire and be of no further force or effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be duly executed, all as of the date first written above.

NPS PHARMACEUTICALS, INC.

By:	/s/ Francois Nader
	Name:	Francois Nader
	Title:	President & Chief Executive Officer

AMGEN INC.

By:	/s/ Robert A. Bradway
	Name:	Robert A. Bradway
	Title:	President & Chief Operating Officer

Acknowledged and agreed to by:

CINACALCET ROYALTY SUB LLC

By:	/s/ Edward Stratemeier
	Name:	Edward Stratemeier
	Title:	Manager

[Signature Page to Fourth Amendment]